Exhibit 99.1

PRESS RELEASE

ServiceSource Appoints Respected Strategy & Corporate Development Leader Richard G. Walker to Board of Directors

DENVER — OCT. 18, 2017 — ServiceSource (NASDAQ: SREV), a global leader in outsourced inside sales, customer success and recurring revenue growth and retention solutions, today announced the appointment of Richard Walker to its Board of Directors. Walker is a successful global executive with a proven ability to deliver superior results in complex, high-growth business environments. During his nearly 30-year career, Walker has led impressive strategic and transformational growth initiatives, deploying over $4 billion of capital and completing more than 60 successful acquisitions, resulting in significant value creation for shareholders.

“Rich is an incredibly talented leader who brings a tremendous amount of expertise and insight to ServiceSource,” said Bruce Dunlevie, lead independent director for ServiceSource. “With an extensive track record building value through strategy, M&A, innovation, and operational discipline and execution, Rich possesses a depth of experience that will immediately benefit the Company. On behalf of my fellow board members, I am pleased to welcome Rich to ServiceSource and look forward to the vision, passion and focus he will bring to support the Board and the management team.”

“I am thrilled to join the ServiceSource Board and to have the opportunity to work closely with a high-performance team as it executes its growth and transformation strategy,” commented Walker. “ServiceSource has built a unique competitive advantage addressing the B2B customer journey with a holistic solution set. I look forward to supporting the Company as it moves forward to capture the exciting market opportunity in front of it.”

Walker’s career spans nearly 30 years as advisor, board member, and executive leader at dynamic and high growth publicly-traded and private equity-backed companies. Most recently, Walker served as Director and Chairman of the Board at Trusted Media Brands, Inc. (TMBI, f/k/a The Readers Digest Association), a global media and direct marketing company, where Walker supported a new CEO and executive leadership team in executing a successful three-year turnaround. Through December 2015, Walker was Executive Vice President – Strategy & Corporate Development at Ascent Capital Group, Inc. (NASDAQ: ASCMA), a holding company in the home security alarm monitoring industry with $570 million revenue that owns 100% of its operating subsidiary, MONI, and through MONI, LiveWatch Security, LLC. Previous to Ascent, Walker spent nearly seven years as a core member of the Executive Leadership Team at IHS (now IHS Markit; NASDAQ: INFO), a leading provider of information, insight, and analytics. Spanning roles including Chief Strategy Officer, Chief Financial Officer, and Executive Vice President – Global Finance, Walker was instrumental in driving the strategic direction, operational execution, and organic and acquisition-related growth of the business. During his tenure at IHS from December 2006 to February 2014, run-rate revenue grew from less than $700 million to more than $2 billion, with the market capitalization growing three-fold to over $7.5 billion. Prior to IHS, Walker held roles including Chief Operating Officer and EVP of Corporate Development and Strategy at Internet automotive marketing services company Autobytel, Inc. (NASDAQ: AUTO), Vice President at private equity firm LoneTree Capital Management, Vice President of Corporate Development for broadband company MediaOne Group, Inc., and strategy, corporate development, and investor relations roles at telecommunications company US WEST, Inc. Walker began his career as a Certified Public Accountant with Arthur Andersen, and holds an MBA from the University of Denver and a Bachelor of Science degree in business from the University of Colorado.

“Rich is a very welcome addition to our Board and we look forward to the energy, knowledge, and perspective he will bring,” said Christopher M. Carrington, CEO of ServiceSource. “Rich’s reputation as a trusted advisor and his proven experience linking insight and strategy to execution and results will be highly complementary to the Board and executive leadership team. We are pleased Rich has joined us, providing another example of ServiceSource’s ability to attract talented and capable executives to shape and support our path forward.”

About ServiceSource

ServiceSource International, Inc. (NASDAQ:SREV) helps the world’s leading brands grow closer to their customers. As a global leader in outsourced inside sales, customer success and recurring revenue growth and retention solutions, ServiceSource expands customer lifetime value by helping companies to more efficiently and effectively find, convert, grow and retain their B2B customer relationships. Trusted by more than 65 global market leaders in the cloud/XaaS, software, technology hardware, medical device & diagnostic equipment and industrial IoT sectors, ServiceSource sells, manages or renews $9+ billion of revenue annually on behalf of its clients. Leveraging a robust technology suite, predictive data models and more than 3,000 revenue delivery professionals speaking 35 languages, only ServiceSource brings to market over 15 years of expertise and the ability to drive recurring revenue growth to more than 170 countries. To learn more, visit www.servicesource.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding our opportunity to accelerate our client’s ability to find, convert, grow, and retain their customers, our market opportunity, our ability to attract talent, and our market position. These forward-looking statements are based on our current assumptions and beliefs, and involve risks and uncertainties that could cause our results to differ materially from our forward-looking statements. Those risks and uncertainties include: that the market for our solution is underdeveloped and may not grow; errors in estimates as to the service revenue we can generate for our customers; changes in market conditions that impact our ability to sell our solutions and/or generate service revenue on our customers’ behalf; the possibility that our estimates of service revenue opportunity under management and other metrics may prove inaccurate; our ability to adapt our solution to changes in the market or new competition; our ability to achieve our expected benefits from international expansion; general political, economic and market conditions and events; and other risks and uncertainties described more fully in our periodic reports and registration statements filed with the Securities and Exchange Commission, which can be obtained online at the Commission’s website at http://www.sec.gov. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements.

Connect with ServiceSource:

Investor Relations Contact for ServiceSource

Erik Bylin

(415) 901-4182

ebylin@servicesource.com

Trademarks

ServiceSource®, and any ServiceSource product or service names or logos above are trademarks of ServiceSource International, Inc. All other trademarks used herein belong to their respective owners.